Exhibit 10.4f


                      SECURED PROMISSORY NOTE


$2,229,028.13                                 February 18, 1997



      FOR VALUE RECEIVED, EUGENE L. FROELICH (the "Borrower") promises to pay to the order of MAXICARE HEALTH PLANS, INC., a Delaware corporation (the "Lender"), the sum of Two Million Two Hundred Twenty Nine Thousand Twenty Eight Dollars and Thirteen Cents ($2,229,028.13), together with interest thereon from the date of the Loan at the Applicable Rate, compounded monthly.

      Except as otherwise provided in the Loan Agreement, all accrued interest and unpaid principal of this Note shall be due and payable on the Maturity Date.

      This Note is fully recourse to the Borrower.

      All payments in respect of this Note shall be made in lawful money of the United States of America in same day funds to the office of the Lender located at 1149 South Broadway Street, Suite 910, Los Angeles, California 90015 or at such other place as shall be designated in writing by the Lender to the Borrower. Until notified in writing of the transfer of this Note, the Borrower shall be entitled to deem the Lender, or such person who has been so identified by the transferor in writing to the Borrower as the holder of this Note, as the owner and holder of this Note. Each of the Lender and any subsequent holder of this Note agrees that before disposing of this Note or any part hereof it will make a notation hereon of all payments previously made hereunder; provided, however, that the failure to make notation of any payment made on this Note shall not limit or otherwise affect the obligation of the Borrower hereunder with respect to payment on this Note.

      This Note is the Note referred to in, and is entitled to all of the rights, benefits and privileges provided for in the Loan Agreement, dated as of February 18, 1997 (as amended, supplemented or modified from time to time, the "Loan Agreement" ) between the Borrower and the Lender. For the purposes hereof, unless otherwise defined herein, all capitalized terms contained in this Note shall have the meanings ascribed to them in the Loan Agreement. The Loan Agreement, among other things, (a) provides for the making of the Loan (the "Loan") by the Lender to the Borrower in the principal amount of Two Million Two Hundred Twenty Nine Thousand Twenty Eight Dollars and Thirteen Cents ($2,229,028.13), the indebtedness of the Borrower resulting from such Loan being evidenced by this Note, and
(b) contains provisions for acceleration of the Maturity Date hereof upon the happening of certain stated events.

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      This Note is secured  by  that  certain Pledge Agreement (the
"Pledge Agreement") of even date by and between the Borrower and the Lender.

      No reference herein to the Loan Agreement or the Pledge Agreement and no provision of this Note, the Loan Agreement or the Pledge Agreement shall alter or impair the obligation of the Borrower, which is absolute and unconditional, to pay this Note at the place and at the time herein prescribed.

      The Borrower promises to pay all costs, expenses, including reasonable attorneys' fees, incurred in the collection and enforcement of this Note. The Borrower and endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand and notice of every kind.

      IN WITNESS WHEREOF, the Borrower has executed and delivered this Note as of the day and year and place first above written.


                                       /s/ EUGENE L. FROELICH
                                       ----------------------
                                           EUGENE L. FROELICH

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